Exhibit 99.1

FOR IMMEDIATE RELEASE

BAETA Corp. Announces $5 Million Reserve Equity Financing Agreement
With AGS Capital Group, LLC

Fort Lee, New Jersey, October 5, 2010 — (PR.com) BAETA Corp. (OTCBB: BAEA.OB), a New Jersey corporation and provider of technology-enabled health improvement solutions, has entered into a contract with AGS Capital Group, LLC, a New York investment firm (“AGS”), to potentially provide investment capital of up to $5,000,000 to the Company pursuant to a Reserve Equity Financing Agreement (the “Agreement”) executed by the parties on September 28, 2010.

Pursuant to the Agreement and subject to certain limitations, AGS may purchase shares of BAETA’s common stock for cash consideration up to an aggregate of $5,000,000 over a three-year period. Prior to the sale of any shares to AGS, BAETA Corp. anticipates registering the shares by filing a Registration Statement on Form S-1 with the Securities Exchange Commission (“SEC”). Funding under this Agreement is conditional upon certain pricing and trading volume performances by BAETA’s common stock on the OTC Bulletin Board, and the receipt of any amount of financing pursuant to this Agreement is not guaranteed.

“We believe that this financing facility provides a flexible, cost-effective source of capital to drive the sales and marketing activities for our innovative product lines, MyHealthTrends,” commented Len Pushkantser, CEO of BAETA Corp. “We look forward to working with AGS Capital Group.”

About Baeta Corp.

BAETA Corp. (OTCBB: BAEA.OB) is a technology-enabled health improvement company whose objective is to empower patients to elevate their role in the prevention, diagnosis, treatment, and recovery from illnesses. BAETA Corp. develops innovative, technology-driven healthcare information solutions enabling patients to easily capture health-related data. Please visit BAETA Corp. at http://www.baetacorp.com for more information about our products.

Not a Broker/Dealer or Financial Advisor:

BAETA Corp. is not a Registered Broker/Dealer or a Financial Advisor, nor does it hold itself out to be a Registered Broker/Dealer or Financial Advisor. All material presented in this press release, on the Company’s website or other media is not to be regarded as investment advice and is only for informative purposes. Readers should verify all claims and conduct their own due diligence before investing in BAETA Corp. Investing in small-cap, micro cap and penny stock securities is speculative and carries a high degree of risk.

No Offer of Securities:

None of the information featured in this press release constitutes an offer or solicitation to purchase or to sell any securities of BAETA Corp.

SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS:

Information presented in this press release contains "forward looking statements" within the meaning of Section 27A of the Securities Exchange Act of 1933 and Section 21B of the Securities Exchange Act of 1934. Any statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, goals, assumptions or future events or performance are not statements of historical fact may be "forward looking statements". Forward looking statements are based on expectations, estimates, and projections at the time the statements are made that involve a number of risks and uncertainties which could cause actual results or events to differ materially from those presently anticipated. Forward looking statements in this action may be identified through use of words such as "projects", "foresee", "expects", "will", "anticipates", "estimates", "believes", "understands", or that by statements indicating certain actions "may", "could", or "might" occur. Understand there is no guarantee past performance will be indicative of future results.

None of the information contained on the BAETA Corp. website is incorporated by reference herein.

More Information:
Please contact:
Len Pushkantser, CEO
BAETA Corp.
1.201.471.0988 X106
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